Exhibit 99.2

June 6, 2005

Exelon Corporation
10 South Dearborn Street – 37th Floor
P.O. Box 805379
Chicago, Illinois 60680

Re:	$400,000,000 4.45% Senior Notes Due 2010; $800,000,000 4.90% Senior Notes Due 2015; and $500,000,000 5.625% Senior Notes Due 2035

Ladies and Gentlemen:

     We refer to the $400,000,000 4.45% Senior Notes due 2010; $800,000,000 4.90% Senior Notes due 2015; and $500,000,000 5.625% Senior Notes due 2035 (collectively, the “Notes”) being issued by Exelon Corporation, a Pennsylvania corporation (the “Company”) under the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on September 5, 2003, as subsequently amended on October 17, 2003, January 13, 2004 and February 10, 2004. The Notes are unsecured debt securities of the Company and are being issued by the Company pursuant to that certain Indenture, dated as of May 1, 2001 (the “Indenture”) between the Company and J.P. Morgan Trust Company, National Association, formerly Chase Manhattan Trust Company, N.A., as trustee.

     In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Notes, the Indenture, the Registration Statement and all exhibits thereto and such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth, including the Company’s Restated Articles of Incorporation, Bylaws, as amended, certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Notes and statements from certain officers of the Company. We have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.

     Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

     The Notes of each series, when issued, authenticated and delivered against payment therefor, will be legally issued and constitute the valid and binding obligation of the Company, enforceable in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Exelon Corporation
June 6, 2005

     We express no opinion as to the law of any jurisdiction other than the federal laws of the United States of America and the law of the Commonwealth of Pennsylvania.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP